Exhibit (e)

Blackstone / GSO Strategic Credit Fund

DIVIDEND REINVESTMENT PLAN

1. Computershare Shareowner Services LLC (“BNY”), will act as agent (“Agent”) for the participating shareholders (the “Participants”) of Blackstone / GSO Strategic Credit Fund (the “Fund”), and will open an account for each of the Participants under the Dividend Reinvestment Plan (the “Plan”) in the name of the record owner in which shares of the Fund’s common shares of beneficial interest, par value $0.001 per share (“Common Shares”) are registered, and put into effect for the Participants the distribution reinvestment provisions of the Plan.  Shareholders must elect to participate in the Plan.  Dividends will be reinvested for all Participants pursuant to the Plan, unless a shareholder terminates its account pursuant to Section 9 below.

2. If the Fund declares a distribution payable either in Common Shares or in cash, non-participants in the Plan will receive Common Shares (in the case of a stock distribution) or cash (in the case of a cash distribution), and Participants will receive Common Shares (in the case of a stock distribution) or, in the case of a cash distribution, the equivalent amount in Common Shares valued in the following manner: if the market price of the Common Shares plus any brokerage commission on the determination date is equal to or exceeds 98% of the net asset value per share of the Common Shares, BNY will acquire shares directly from the Fund at a price equal to the greater of (i) 98% of the net asset value per share at the valuation time on the determination date or (ii) 95% of the market price per share of the Common Shares on that date. If 98% of the net asset value per share of the Common Shares exceeds the market price of the Common Shares plus any brokerage commission on the determination date, BNY will buy Common Shares in the open market, on the New York Stock Exchange or elsewhere, for the Participants’ accounts as soon as practicable commencing on the trading day following the determination date and terminating no later than the earlier of (a) 30 days after the dividend or distribution payment date, or (b) the record date for the next succeeding dividend or distribution to be made to the holders of the Common Shares; except when necessary to comply with applicable provisions of the federal securities laws. If during this period (i) the market price plus any brokerage commission rises so that it equals or exceeds 98% of the net asset value per share of the Common Shares at the valuation time before BNY has completed the open market purchases or (ii) if BNY is unable to invest the full amount eligible to be reinvested hereunder in open market purchases during the time period referred to in the previous sentence, BNY shall cease purchasing shares in the open market and the Fund shall issue the remaining shares of Common Shares at a price per share equal to the greater of (i) 98% of the net asset value per share at the valuation time on such date or (ii) 95% of the then current market price per share of Common Shares.

3. For all purposes of the Plan: (a) the valuation time will be the close of trading on the New York Stock Exchange on the determination date for the relevant dividend or distribution; (b) the determination date will be the payable date for determining shareholders eligible to receive the relevant dividend or distribution, except that if such day is not a New York Stock Exchange trading day, it will be the immediately preceding trading day; (c) the market price of the Fund’s Common Shares on a particular date shall be the mean between the highest and lowest sales prices on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date; (d) the net asset value per share of the Fund’s Common Shares as of the valuation time on a particular date shall be as determined by or on behalf of the Fund; and (e) all distributions and other payments shall be made net of any applicable withholding tax.

4. The open market purchases provided for above may be made on any securities exchange where the Fund’s Common Shares is traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as BNY shall determine. Participant funds held by BNY pending investment will not bear interest, and it is understood that, in any event, BNY shall have no liability in connection with any inability to purchase shares within the time period for open market purchases, as herein provided, or with respect to the timing of any purchases effected. BNY shall have no responsibility as to the value of the Common Shares of the Fund acquired for a Participant’s account. In connection with open market purchases, BNY may commingle a Participant’s funds with those of other Participants and the average price (including brokerage commissions) of all shares purchased by BNY as Agent shall be the price per share allocable to each Participant in connection therewith.

5. BNY may hold shares acquired pursuant to the Plan, together with the shares of other Participants acquired pursuant to the Plan, in noncertificated form in BNY’s name or that of BNY’s nominee. BNY will forward to Participants any proxy solicitation material and will vote any shares so held for any Participant only in accordance with instructions given through a proxy executed by the Participant. Upon a Participant’s written request, BNY will deliver to him, without charge, a certificate or certificates for the full shares.

6. BNY will confirm to each Participant each acquisition made for his account as soon as practicable but not later than 30 days after the date thereof. Although Participants may from time to time have an undivided fractional interest (computed to six decimal places) in a share of Common Shares, no certificates for a fractional share will need to be issued. However, distributions on fractional shares will be credited to Participant accounts. In the event of the termination of a Participant’s account under the Plan, BNY will adjust for any such undivided fractional interest in cash at the market value of the Fund’s shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

7. Any stock dividends or split shares distributed by the Fund on shares held by BNY for a Participant will be credited to his account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for a Participant under the Plan will be added to other shares held by such Participant in calculating the number of rights to be issued to him.  Transaction processing may either be curtailed or suspended until completion of any stock dividend, stock split or corporate action.

8. No service fee for handling the reinvestment of capital gains distributions or income dividends will be charged to Participants or their accounts.  Participants will be charged a pro rata share of any brokerage commissions actually incurred on open market purchases.

9. A Participant may terminate his account under the Plan by notifying BNY in writing at, BNY Mellon Shareowner Services, Attn:  Sales Dept., PO Box 358035, Pittsburgh, PA 15252.   Such termination may be effective immediately if notice is received by BNY not less than ten business days prior to any dividend or distribution record date; otherwise such termination may be effective as soon as practicable after BNY’s investment of the most recently declared dividend or distribution on the Common Shares. The Plan may be terminated by the Fund upon notice in writing mailed to all Participants at least 30 days prior to the record date for the payment of any dividend or distribution by the Fund for which the termination is to be effective. Upon any termination BNY will cause a certificate or certificates for the full shares held for each Participant under the Plan and cash adjustment for any fractional shares to be delivered to each Participant without charge. If a Participant elects to notify BNY in advance of such termination to have BNY sell part or all of his shares and remit the proceeds to him, BNY is authorized to deduct brokerage commissions actually incurred for this transaction from the proceeds and a $10.00 service fee.

10. These terms and conditions may be amended or supplemented by the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to Participants appropriate written notice at least 30 days prior to the effective date of such amendment or supplement and only upon BNY’s receipt of the written consent of the Fund’s Board of Trustees. The amendment or supplement shall be deemed to be accepted by Participants unless, prior to the effective date thereof, BNY receives written notice of the termination of a Participant’s account under the Plan. Any such amendment may include an appointment by BNY in BNY’s place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an agent for the purpose of receiving distributions, the Fund will be authorized to pay such successor agent, for a Participant’s account, all distributions payable on Common Shares of the Fund held in his name under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11. BNY shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but BNY assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct of BNY or its employees.

12. These terms and conditions shall be governed by the laws of the State of New York.